Exhibit 99.1

SandRidge Energy, Inc. Updates Shareholders on Operations for Third Quarter 2014

Total Company Production of 80 MBoe per day, up 14% Quarter-over-Quarter,

Supports Increased Production Guidance

Multilaterals are ~20% of Drilling Program; Chester and Woodford Success Continues

Share Repurchase of 27.4 Million Shares at $4.06 per Share, 5.6% of Shares Outstanding

Substantial Majority of Production Through 2015 Hedged Over $90 per Bbl

Fully Undrawn Borrowing Base Increased to $1.2 Billion with Facility Limit of $900 Million

2014 Capex Guidance Increasing $75 Million to $1.55 Billion, Includes New Land and 3D Seismic Data

Oklahoma City, Oklahoma, November 5, 2014 – SandRidge Energy, Inc. (the “Company”) (NYSE: SD) today announced operational results for the quarter ended September 30, 2014. Additionally, presentation slides will be available on the Company’s website, www.sandridgeenergy.com, under Investor Relations/Events at 6:00 am CST on November 6.

“We have had another active and successful quarter of high return growth, with our teams continuing to innovate and create shareholder value,” noted James Bennett, SandRidge CEO and President. “In addition to production growth, we have advanced our multilateral skillset. Given our drilling success, including new Chester and Woodford production, we’ve added some late-2014 capital for land and 3D seismic investment, and have also raised the midpoint of production guidance from 28.5 to 28.7 MMBoe. Our operations are running well and are supportive of our 2015 program, for which we are currently developing our capital budget.”

•	Mid-Continent production grew 19% to 67 MBoe per day in the third quarter and 39% year-over-year. Total Company production grew to 80 MBoe per day, a 14% growth quarter-over-quarter.

•	122 Q3 Mid-Continent laterals had an average 30-day IP of 368 Boe per day (16% above type curve).

•	Five laterals across three counties averaged 30-day IPs over 1,000 Boe per day during the quarter.

•	Multilaterals made up 21% of the third quarter drilling program. Capital efficiencies continue to drive increased returns with multilateral costs averaging $2.4 million per lateral (versus $2.9 million on a single Mid-Continent lateral) with IPs of 273 Boe per day and a shallower decline than type curve. While still early in the program, multilateral projects are indicating ~30% better returns than the Mississippian single lateral type curve predicts.

•	Continued progress developing the Chester with ten wells in the third quarter producing 67% oil with 30 day IPs averaging 252 Boe per day. A three rig program is planned for the remainder of 2014.

•	Second Woodford success utilizing new geologic model in the third quarter producing 88% oil with 30-day IP of 382 Boe per day. A two rig program is planned for the remainder of 2014.

•	Guidance for capex increased $75 million for the year to $1.55 billion, primarily associated with late year leasehold and 3D seismic investment.

Key Financial Activities

“Investors are clearly concerned about the impact of lower ongoing oil prices. Beyond solid operating results, SandRidge has been proactive by repurchasing shares, expanding our borrowing base, and building valuable hedge positions in 2014 and 2015, all in addition to continued focus on capital efficiency in our drilling program,” noted James Bennett, SandRidge CEO and President.

“Separately, yesterday, we announced that our current discussions with the SEC regarding the timing for accruing the Company’s CO2 underdelivery penalty will result in a delay in the filing of our Form 10-Q and have led the Company’s Audit Committee to conclude that certain financial statements should not be relied upon at this time. While we are disappointed in the distraction caused by this unfortunate development, it is important to note that this is likely only a change to the timing of accruals of the penalty and does not materially impact our core business. Our team is working diligently to resolve this matter with the SEC as quickly as possible, and we will still host our regularly scheduled conference call to update our investors on operating progress.”

•	Fully undrawn borrowing base increased to $1.2 billion from $775 million, with the facility limit set by the Company at $900 million. The increased facility limit, in addition to the $590 million of cash at quarter end, gives the Company approximately $1.5 billion of current liquidity, expandable to $1.8 billion upon written request, provides ample liquidity.

•	SandRidge estimates over 90% of its anticipated liquids production (NGL barrels converted at a 3:1 ratio) for the fourth quarter of 2014, is hedged above $93/Bbl. Additionally, approximately 10.2 MMBbls of liquids production in 2015 is hedged above $90/Bbl.

•	To date, SandRidge has invested a total of $111.3 million of its $200 million authorized share repurchase program. This represents 5.6% of the shares outstanding purchased at an average price of $4.06 per share. Of the total, third quarter repurchases comprised 3.5 million shares at average price of $4.99 per share, or 0.7% of the shares outstanding. The buyback program is complementary to the Company’s drilling program in delivering per share growth.

•	On November 4, 2014, the Company filed a Form 8-K and issued a press release disclosing details surrounding a routine review by the Securities and Exchange Commission (the “SEC”) of its 2012 Annual Report on Form 10-K. The Company currently anticipates that its Quarterly Report on Form 10-Q for the third quarter of 2014 will not be filed timely, but, rather, will be completed and filed as soon as possible following the resolution of the SEC’s review.

Additional Operational Activities

•	Industry leading costs of $2.9 million dollars per Mid-Continent lateral continue to see savings through cost efficiency initiatives including pad drilling, commingled facilities, and innovative multilateral drilling.

•	The Company continues to invest in and improve upon its electrical infrastructure system. Recent improvements such as the addition of auto-restarts on all new wells, a new substation in Garfield County and other system-wide upgrades support additional electrical submersible pump usage and enhance production reliability.

•	In the third quarter, the Company drilled seven saltwater disposal wells in support of oil and gas production growth. Saltwater disposal rates increased to ~1.2 MMBbls of water per day in the third quarter.

Mid-Continent: During the third quarter of 2014, SandRidge drilled 129 laterals: 95 in Oklahoma and 34 in Kansas. The Company averaged 33 horizontal rigs operating in the play: 25 in Oklahoma and 8 in Kansas. Additionally, the Company averaged two rigs drilling saltwater disposal wells. The Company’s Mid-Continent assets produced 66.8 MBoe per day during the third quarter (35% oil, 17% NGLs, 48% natural gas).

Permian Basin: In the Company’s Permian properties, 40 wells were drilled during the third quarter for SandRidge Permian Trust. The Company’s Permian Basin assets produced 5.6 MBoe per day during the quarter (86% oil, 9% NGLs, 5% natural gas).

Other Operating Areas: During the third quarter, SandRidge’s legacy west Texas properties produced approximately 5.8 MBoe per day (1% oil, 99% natural gas). Additionally, its legacy Mid-Continent assets produced 1.6 MBoe per day in the quarter (11% oil, 16% NGLs, 73% natural gas).

Royalty Trusts: At September 30, 2014, the Company was obligated to drill nine development wells for SandRidge Mississippian Trust II (SDR) and 26 development wells for SandRidge Permian Trust (PER). The Company will complete its drilling obligations for PER in the fourth quarter of 2014 and expects to complete its drilling obligations for SDR in the first quarter of 2015.

Operational and Financial Statistics

Information regarding the Company’s production, pricing, and costs is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Production
Oil (MBbl)	2,644	3,372	7,927	10,902
NGL (MBbl)	1,109	577	2,500	1,608
Natural gas (MMcf)	21,501	25,788	62,335	78,342
Oil equivalent (MBoe)	7,337	8,247	20,816	25,567
Daily production (MBoed)	79.7	89.6	76.2	93.7

Production - Pro Forma(1)
Oil (MBbl)	2,644	2,278	7,254	6,629
NGL (MBbl)	1,109	453	2,447	1,009
Natural gas (MMcf)	21,501	18,525	58,760	52,921
Oil equivalent (MBoe)	7,337	5,819	19,495	16,458
Daily production (MBoed)	79.7	63.3	71.4	60.3

Average price per unit
Realized oil price per barrel - as reported	$94.60	$105.87	$97.12	$98.39
Realized impact of derivatives per barrel	0.26	(6.21)	(1.27)	1.10

Net realized price per barrel	$94.86	$99.66	$95.85	$99.49

Realized NGL price per barrel - as reported	$35.84	$36.35	$37.84	$34.49
Realized impact of derivatives per barrel	—	—	—	—

Net realized price per barrel	$35.84	$36.35	$37.84	$34.49

Realized natural gas price per Mcf - as reported	$3.24	$3.15	$3.86	$3.36
Realized impact of derivatives per Mcf	0.13	0.30	(0.22)	0.08

Net realized price per Mcf	$3.37	$3.45	$3.64	$3.44

Realized price per Boe - as reported	$49.01	$55.68	$53.08	$54.43

Net realized price per Boe - including impact of derivatives	$49.48	$54.08	$51.95	$55.11

Weighted average number of common shares outstanding (in thousands)
Basic	485,458	483,582	485,194	480,209
Diluted (2)	575,912	573,716	578,125	571,354

(1)	Excludes production attributable to Permian properties (sold first quarter 2013) and Gulf of Mexico properties (sold first quarter 2014).
(2)	Includes shares considered antidilutive for calculating earnings per share in accordance with GAAP for certain periods presented.

Capital Expenditures

The table below summarizes the Company’s capital expenditures for the three and nine-month periods ended September 30, 2014 and 2013:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)
Drilling and production
Mid-Continent	$336,171	$188,374	$743,059	$647,019
Permian Basin	49,314	44,309	155,788	155,903
Gulf of Mexico/Gulf Coast	—	47,708	22,975	161,700

	385,485	280,391	921,822	964,622
Leasehold and seismic
Mid-Continent	47,260	13,526	127,296	52,611
Permian Basin	85	—	624	—
Gulf of Mexico/Gulf Coast	—	723	159	2,072
WTO/Other	2,255	1,370	7,366	3,832

	49,600	15,619	135,445	58,515

Inventory	674	(3,351)	(728)	(14,384)

Total exploration and development	435,759	292,659	1,056,539	1,008,753

Drilling and oil field services	3,603	3,142	10,877	4,657
Midstream	14,045	16,551	25,810	46,883
Other - general	14,422	10,230	27,311	38,159

Total capital expenditures, excluding acquisitions	467,829	322,582	1,120,537	1,098,452

Acquisitions	367	6,925	16,920	15,527

Total capital expenditures	$468,196	$329,507	$1,137,457	$1,113,979

Derivative Contracts

SandRidge continues to successfully execute a disciplined hedging strategy to mitigate the effects of commodity price volatility on its cash flows and financial performance. This strategy aims to hedge a significant percentage of its anticipated liquids production at opportunistic prices over a 24-36 month timeframe.

SandRidge estimates over 90% of its anticipated liquids production (NGL barrels converted at a 3:1 ratio) for the fourth quarter of 2014, is hedged above $93/Bbl. Additionally, approximately 10.2 MMBbls of liquids production in 2015 is hedged above $90/Bbl.

The table below sets forth the Company’s consolidated oil and natural gas price swaps and collars for the years 2014 through 2016 as of November 1, 2014 and includes contracts that have been novated to or the benefits of which have been conveyed to SandRidge sponsored royalty trusts.

	Quarter Ending	Year Ending
	4Q 2014	2015	2016

Oil (MMBbls):
Swap Volume	1.11	5.59	1.46
Swap	$98.78	$92.44	$88.36

Three-way Collar Volume	2.00	4.58	2.56
Call Price	$100.00	$103.48	$100.85
Put Price	$90.20	$90.28	$90.00
Short Put Price	$70.00	$76.56	$83.13

Natural Gas (Bcf):
Swap Volume	11.04	15.40	—
Swap	$4.31	$4.51	—

Collar Volume	0.24	1.01	—
Collar: High	$7.78	$8.55	—
Collar: Low	$4.00	$4.00	—

Selected Balance Sheet Data

The Company’s cash and long-term debt at September 30, 2014 and December 31, 2013 are presented below (in thousands):

	September 30,	December 31,
	2014	2013
	(in thousands)

Cash and cash equivalents	$590,246	$814,663

Long-term debt
Senior Notes
8.75% Senior Notes due 2020, net	$445,232	$444,736
7.5% Senior Notes due 2021	1,178,598	1,178,922
8.125% Senior Notes due 2022	750,000	750,000
7.5% Senior Notes due 2023, net	821,471	821,249

Total debt	$3,195,301	$3,194,907

During the third quarter of 2014, the Company’s debt, net of cash balances, increased by approximately $330 million as a result of funding the Company’s drilling program. On November 1, 2014, the Company had no amount drawn under its $1.2 billion senior credit facility.

2014 Operational Guidance: The Company is updating its 2014 guidance. The production ranges have been tightened to account for the third quarter performance. Additionally, the Company is increasing its capital expenditure guidance to account for additional spending on leasehold and 3D seismic. The Company pursued acreage opportunities in and around its focus area. The acquisition of additional 3D seismic data allows for continued improvement in well selection and expansion of future drilling opportunities. The increase in E&P spending is primarily related to additional costs incurred in the Company’s Permian assets. The Company will complete its drilling obligation for PER in the fourth quarter.

The G&A guidance decrease is driven by a reduction in value of the Company’s performance units associated with its long-term incentive program which can fluctuate over time. Oil and natural gas differentials improved as regional basis tightened. Lastly, the production tax range has been updated to account for current commodity prices.

	Projection as of	Projection as of
	November 5, 2014	August 6, 2014
Production
Oil (MMBbls)	10.8 - 11.2	10.7 - 11.3
Natural Gas Liquids (MMBbls)	3.6 - 3.7	3.5 - 3.6

Total Liquids (MMBbls)	14.4 - 14.9	14.2 - 14.9
Natural Gas (Bcf)	83.5 - 84.8	82.6 - 84.6

Total (MMBoe)	28.3 - 29.0	28.0 - 29.0

Price Realization
Oil (differential below NYMEX WTI)	$2.60	$2.75
Natural Gas Liquids (realized % of NYMEX WTI)	36%	36%
Natural Gas (differential below NYMEX Henry Hub)	$0.65	$0.75

Costs per Boe
Lifting	$11.15 - $13.15	$11.15 - $13.15
Production Taxes	1.10 - 1.20	1.15 - 1.35
DD&A - oil & gas	15.00 - 16.75	15.00 - 17.00
DD&A - other	2.10 - 2.30	2.20 - 2.40

Total DD&A	$17.10 - $19.05	$17.20 - $19.40
G&A - cash	3.35 - 3.55	3.60 - 4.00
G&A - stock	0.60 - 0.70	0.65 - 0.80

Total G&A	$3.95 - $4.25	$4.25 - $4.80

EBITDA from Oilfield Services and Other ($ in millions) (1)	$30	$30
Adjusted Net Income Attributable to Noncontrolling Interest ($ in millions) (2)	$110	$110
Adjusted EBITDA Attributable to Noncontrolling Interest ($ in millions) (3)	$145	$145

Corporate Tax Rate	0%	0%
Deferral Rate	0%	0%

Capital Expenditures ($ in millions)
Exploration and Production	$1,275	$1,230
Land and Seismic	170	120

Total Exploration and Production	$1,445	$1,350
Oil Field Services	15	15
Electrical/Midstream	40	60
General Corporate	50	50

Total Capital Expenditures (excluding acquisitions)	$1,550	$1,475

(1)	EBITDA from Oilfield Services and Other is a non-GAAP financial measure as it excludes from net income interest expense, income tax expense and depreciation, depletion and amortization. The most directly comparable GAAP measure for EBITDA from Oilfield Services and Other is Net Income from Oilfield Services and Other. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods and/or does not forecast the excluded items on a segment basis.
(2)	Adjusted Net Income Attributable to Noncontrolling Interest is a non-GAAP financial measure as it excludes gain or loss due to changes in fair value of derivative contracts and gain or loss on sale of assets. The most directly comparable GAAP measure for Adjusted Net Income Attributable to Noncontrolling Interest is Net Income Attributable to Noncontrolling Interest. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.
(3)	Adjusted EBITDA Attributable to Noncontrolling Interest is a non-GAAP financial measure as it excludes from net income interest expense, income tax expense, depreciation, depletion and amortization, gain or loss due to changes in fair value of derivative contracts and gain or loss on sale of assets. The most directly comparable GAAP measure for Adjusted EBITDA Attributable to Noncontrolling Interest is Net Income Attributable to Noncontrolling Interest. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.

Conference Call Information

The Company will host a conference call to discuss these results on Thursday, November 6, 2014 at 8:00am CST. The telephone number to access the conference call from within the U.S. is 877-201-0168 and from outside the U.S. is 647-788-4901. The passcode for the call is 15510588. An audio replay of the call will be available from November 6, 2014 until 11:59pm CST on December 5, 2014. The number to access the conference call replay from within the U.S. is 855-859-2056 and from outside the U.S. is 404-537-3406. The passcode for the replay is 15510588.

A live audio webcast of the conference call will also be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the Company’s website for 30 days.

Conference Participation

SandRidge Energy, Inc. will participate in the following upcoming events:

•	November 18, 2014 – Global Hunter Securities’ 1x1 Series San Francisco Energy Day; San Francisco, CA

•	January 8, 2015 – Goldman Sachs’ Global Energy Conference; Miami, FL

At 8:00 am Central Time on the day of each presentation, the corresponding slides and any webcast information will be accessible on the Investor Relations portion of the Company’s website at www.sandridgeenergy.com. Please check the website for updates regularly as this schedule is subject to change. Also, please note that SandRidge Energy, Inc. intends for its website to be used as a reliable source of information for all future events in which it may participate as well as updated presentations regarding the Company. Slides and webcasts (where applicable) will be archived and available for at least 30 days after each use or presentation.

Fourth Quarter 2014 Earnings Release and Conference Call

February 26, 2015 (Thursday) – Earnings press release after market close

February 27, 2015 (Friday) – Earnings conference call at 8:00 am CST

For further information, please contact:

Duane M. Grubert

EVP – Investor Relations and Strategy

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of net income and EBITDA, drilling plans, oil and natural gas production, derivative transactions, pricing differentials, operating costs, general and administrative costs, capital spending, tax rates, the accrual of liabilities and descriptions of our development plans and appraisal programs. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, the outcome of discussions with the staff of the Securities and Exchange Commission and potential changes in our accounting methods, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas Company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities, saltwater gathering and electrical infrastructure facilities and conduct marketing operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Mid-Continent region of the United States. SandRidge’s internet address is www.sandridgeenergy.com.